Exhibit 3.4

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(After Issuance of Stock)

Metronet Communications Company	FILED # C16116-98 AUG 29 2001 IN THE OFFICE OF /s/ Dean Heller DEAN HELLER, SECRETARY OF STATE
Name of Corporation

We, the undersigned	Frank Bauer	President and
	Frank Bauer	Secretary of
	Metronet Communications Company	Corporation

do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened,

held Aug. 22/ 01 adopted a resolution to amend the original Articles of Incorporation:

Article I:	Change name of corporation from Metronet Communications Company to

Flashpoint, Inc.

The number of shares outstanding and entitled to vote on an amendment of the Articles of Incorporation is 2,085,000 : that the said change(s) and amendment have been consented to and approved by a majority of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Frank Bauer

President

/s/ Frank Bauer

Secretary

ACKNOWLEDGMENT:

STATE OF FLORIDA

COUNTY OF BROWARD

On 27, Aug. 2001 F. Bauer personally appeared before me, a Notary Public, acknowledged he executed the above instrument on behalf of said Corporation.

/s/ L. Marlene Crossley

NOTARY PUBLIC

L. MARLENE CROSSLEY MY COMMISSION #CC957536 EXPIRES Aug 11, 2004